Exhibit 10.6

[Mondelēz International Logo]

Mondelez Europe GmbH
Lindbergh-Allee 1, CH-8152 Glattpark,
Tel. +41 58 440 40 40,
Fax +41 58 440 40 01
MwSt-Nr. CHE-116.275.017
www.mondelezinternational.com

29 November 2018

Dear Vinzenz,

Congratulations on your promotion to the role of EVP & President MEU! Changes made to your contract are effective January 1, 2019:

Salary and Salary Band

◦	Your salary band changes to SB C

◦	Your new annual base salary amounts to CHF 675’000.-

◦	Your next anticipated salary review will be on 01 April 2020

Management Incentive Plan (MIP)

You will continue to be eligible to participate in the Management Incentive Plan. Your new target incentive will be:

Band C: 90% of your base salary

Non-competition Clause

You shall, during the employment and for a period of 6 (six) months following its termination, refrain from engaging in any direct or indirect competing activity of the Company within the territory of Switzerland and Europe and in the field of Food and Beverages industry directly competing with Mondelēz International categories. In particular, you agree that you will not:

◦
directly or indirectly engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of any business whose products or activities compete in whole or in part with the products or activities of the Company or any of its affiliates; provided, however, that you may purchase or otherwise acquire up to (but not more than) 5 (five) percent of any class of securities of any publicly traded corporation or other publicly traded entity (but without otherwise participating in the activities of such corporations or entities);

◦	be employed by or render services or advise to such a business;

◦	directly or indirectly form or acquire such a business;

◦	solicit, interfere with or endeavor to entice away from the Company any person who is employed by the Company.
In case of a breach of this undertaking, you shall pay to the Company liquidated damages in an amount equaling your prior annual salary per case and event. The payment of the liquidated damages does not discharge you from observing this non-competition undertaking. In addition, you shall have to compensate the Company for any further damages and financial losses directly arising out of or relating to such breach. The Company may request you to cease such breach and may seek court orders, including interim orders, prohibiting such breaches.

All other terms and conditions of employment will remain unchanged.

I believe this is a great opportunity for you to continue your excellent contribution to our business and be part of the Company's exciting future.

I would like to thank you and wish you the best going forward.

Best Regards,

/s/ Dirk Van de Put
Dirk Van de Put
Chairman & CEO

In agreement with the above:

/s/ Vinzenz Gruber
Vinzenz Gruber

If you are not pleased with this change, please contact MBS team within 7 working days from the date of the letter, otherwise it will be deemed that you have accepted the changes.